EXHIBIT 10.3.3

THIRD AMENDMENT TO LOAN AGREEMENT

This Third Amendment to Loan Agreement, dated as of October 13, 2003 (“Amendment”), amends the Loan Agreement dated June 16, 2000, as amended by a First Amendment to Loan Agreement dated as of May 28, 2002 and a Second Amendment to Loan Agreement dated on or about April 14, 2003 (collectively, “Agreement”), both between Bank One, NA, successor to American National Bank and Trust Company of Chicago (“Bank”), Boss Holdings, Inc. and Boss Manufacturing Company (collectively, “Borrowers”).

The parties agree that the Agreement shall be amended as follows:

1.  The definition of “Debt Service Coverage Ratio” in Section 1.1 of the Agreement shall be deleted in its entirety, and the following definition shall be substituted in its place:

“Debt Service Coverage Ratio” means the ratio, calculated on a consolidated basis of the Parent as of the end of each calendar quarter for the previous four (4) calendar quarters, of net income before taxes, plus interest expense, plus depreciation expense, plus amortization expense, minus Capital Expenditures which were not financed with long term debt, minus taxes, minus Distributions, for the calendar quarter then ending, to principal payments made on long term debt, plus capitalized lease payments made, plus scheduled principal and interest payments on Subordinated Debt (whether or not made), plus interest expense, for said calendar quarter.“

2.  The following definitions shall be added to Section 1.1 of the Agreement:

“Capital Expenditures” means any expenditure or the occurrence of any obligation or liability by any Borrower for any asset which is classified as a capital asset.

“Distributions” means all dividends and other distributions made by any Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

“Subordinated Debt” means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

3.  Except as specifically amended herein the Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Agreement itself, or any communication issued or made pursuant to or with respect to the Agreement, any reference to the Agreement being sufficient to refer to the Agreement as amended hereby. All terms used herein which are defined in the Agreement shall have the same meaning herein as in the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

BANK ONE, NA	BOSS HOLDINGS, INC.
By: /s/ James Corkery	By: /s/ J. Bruce Lancaster
Its: First Vice President	Its: Executive Vice President
BOSS MANUFACTURING COMPANY
By: /s/ J. Bruce Lancaster
Its: Executive Vice President

The undersigned Guarantors of the obligations of Borrowers under the Agreement consent to this Third Amendment, acknowledge and agree that the Guaranty Agreement between them and Bank dated as of June 16, 2000 shall remain in full force and effect and apply to the obligations of Borrowers as amended by this Third Amendment. Guarantors further agree that the term “Guaranteed Obligations” as used in the above-described Guaranty Agreement shall mean, among other things, obligations of Borrowers under the Agreement as amended by this Third Amendment.

BOSS MANUFACTURING HOLDINGS, INC.	BOSS BALLOON COMPANY
By: /s/ J. Bruce Lancaster	By: /s/ J. Bruce Lancaster
Its: President	Its: President
Date: October 13, 2003	Date: October 13, 2003